EXHIBIT 16.1

Randall N. Drake CPA, PA
1981 Promenade Way
Clearwater, FL 33760

April 6, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 6, 2009, of TrinityCare Senior Living, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for the years ended December 31, 2008 and July 31, 2008.

Very truly yours,

/s/ Randall N. Drake
Randall N. Drake CPA, PA
Certified Public Accountants
Clearwater, Florida